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                                                                    EXHIBIT 99.1




                      AMERICAN PACIFIC CORPORATION               [LOGO OF AMPAC]
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Contact:  David N. Keys - 702/735-2200



                   AMERICAN PACIFIC ANNOUNCES DEBT OFFERING

LAS VEGAS, NEVADA, February 19, 1998 -- American Pacific Corporation (NASDAQ:
APFC) announced today that it intends to effect an offering of $75 million principal amount of senior notes pursuant to Rule 144A under the Securities Act of 1933 during March 1998. The Company intends to use the net proceeds of the offering primarily to fund its acquisition of certain intangible assets and rights of Kerr-McGee Chemical Corporation related to the production of ammonium perchlorate and to repurchase or defease certain outstanding indebtedness.

No registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be offered or sold in the United States absent registration or an applicable exemption therefrom, under Rule 144A or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems and fire extinguishment systems. The Company also designs and manufactures environmental protection products and is involved in real estate development.

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          3770 HOWARD HUGHES PARKWAY  SUITE 300  LAS VEGAS, NV  89109
                   PHONE (702) 735-2200  FAX (702) 735-4876

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